SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
The St. Joe Company

(Name of Registrant as Specified In Its Charter)
N/ A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2005
       The 2005 Annual Meeting of Shareholders of The St. Joe Company will be held in the Riverfront Conference Room on the First Floor at 245 Riverside Avenue, Jacksonville, Florida, on Tuesday, May 17, 2005, at 10:00 a.m., eastern daylight time.
      Shareholders will vote on the following matters:

1.	Election of our Board of Directors;

2.	Ratification of the appointment of KPMG LLP as our independent auditors for the 2005 fiscal year; and

3.	Any other matters properly brought before the meeting.
      Shareholders of record as of the close of business on March 31, 2005, are entitled to vote at the meeting.
      Your vote is important. We urge you to sign, date and return the enclosed proxy card to vote your shares whether or not you plan to attend the meeting. This will ensure your shares will be represented at the meeting.
      Our Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2004, are also enclosed.

By Order of the Board of Directors,

Christine M. Marx
Corporate Secretary
Dated: April 12, 2005

Proxy Statement

The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
PROXY STATEMENT

       This proxy statement contains information about the 2005 Annual Meeting of Shareholders of The St. Joe Company.
      The meeting will be held on Tuesday, May 17, 2005, beginning at 10:00 a.m., in the Riverfront Conference Room on the First Floor at our principal offices at 245 Riverside Avenue, Jacksonville, Florida 32202.
      This proxy statement is first being sent to our shareholders on or about April 12, 2005, in connection with the solicitation of proxies by the Board of Directors for the meeting.

I. General Information About the Annual Meeting
       Who Can Vote? You are entitled to vote your stock at the meeting if our records show that you held your shares as of March 31, 2005. At the close of business on March 31, 2005, a total of 76,045,896 shares of common stock of the Company were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.
      Matters to be Considered. You will be asked to consider two proposals at the meeting.

•	Proposal 1 asks you to elect nine members of our Board of Directors to serve until the next annual meeting.

•	Proposal 2 asks you to ratify the appointment of our independent auditors for the 2005 fiscal year.
      Voting by Proxies. If your common stock is held by a broker, bank or other nominee, you must follow the instructions you receive from them in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope which we have provided to you. Of course, you can always attend the meeting and vote your shares in person.
      The proxies will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.
      We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any other matters are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is continued or postponed, your common stock may be voted by the proxies at the new meeting as well, unless you revoke your proxy instructions.
      How to Revoke Your Proxy. You can revoke your proxy at any time before it is voted at the meeting by (1) notifying the Corporate Secretary in writing, (2) delivering a later-dated proxy, or (3) attending the meeting and voting your shares in person.

      Quorum; How Votes Are Counted. The meeting will be held if a majority of the outstanding shares of common stock is represented at the meeting. This is called a quorum. If you return valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining if there is a quorum, even if you wish to abstain from voting on some or all of the matters considered at the meeting. If you hold your common stock through a broker, bank or other nominee, the nominee may only vote the common stock which it holds for you in accordance with your instructions. However, if the nominee does not receive your instructions at least 10 days before the meeting, the nominee may vote your common stock on matters which the New York Stock Exchange determines to be routine. The proposals set forth in this proxy statement are considered to be routine by the New York Stock Exchange. If a nominee cannot vote on a particular matter because it is not routine, there is a “Broker Non-Vote” on that matter. We do not count abstentions and Broker Non-Votes as votes for or against any proposal. Broker Non-Votes, however, count for quorum purposes.
      Cost of This Proxy Solicitation. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.
      Householding. If you and other residents at your mailing address own shares of the Company’s common stock in “street” name, your broker or bank may have given you notice that each household will receive only one annual report and one proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating, and only one copy of the Company’s annual report and proxy statement will be sent to that address. Each shareholder will, however, receive a separate proxy card.
      If you wish to receive your own set of the Company’s annual report and proxy statement for this year or for future years, or if you share an address with another shareholder and would like to receive only one set of these documents, please contact the Corporate Secretary of The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 (904-301-4200), being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the notice is received.
      Electronic Access to Proxy Materials and Annual Reports. This proxy statement, our 2004 Annual Report to Shareholders and our Annual Report on Form 10-K are available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement. If you are a street name shareholder, you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to the information provided by the institution that holds your shares and follow their instructions on how to elect to view future proxy statements and annual reports over the Internet.

II. Security Ownership of Certain Beneficial Owners,
Directors and Executive Officers
       The following table shows the number of shares of common stock owned as of March 31, 2005, by:

•	Persons known to us to be the beneficial owners of more than 5% of our outstanding common stock;

•	Each director, director nominee and named executive officer; and

•	All directors and executive officers as a group.

	Amount and Nature of
Name and Address	Beneficial Ownership		Percent of Class(1)

Third Avenue Management LLC	8,484,982	(2)	11.2%
622 Third Avenue, 32nd Floor
New York, NY 10017
The Alfred I. duPont Testamentary Trust	5,329,455	(3)	7.0%
4600 Touchton Road East
Building 200, Suite 500
Jacksonville, FL 32246
U.S. Trust Corporation	3,912,776	(4)	5.1%
114 West 47th Street
New York, NY 10036-1532
Michael L. Ainslie	35,764	(5)	*
Hugh M. Durden	5,343,644	(6)	7.0%
Thomas A. Fanning	1,500	(7)	*
Wm. Britton Greene	35,478	(8)	*
Adam W. Herbert, Jr.	3,323	(9)	*
Delores M. Kesler	4,825	(10)	*
John S. Lord	5,349,341	(11)	7.0%
Christine M. Marx	29,225	(12)	*
Michael N. Regan	42,207	(13)	*
Walter L. Revell	26,905	(14)	*
Robert M. Rhodes	20,614	(15)	*
Peter S. Rummell	1,440,874	(16)	1.9%
Kevin M. Twomey	368,274	(17)	*
William H. Walton, III	3,475	(18)	*
Directors and Executive Officers as a Group (13 persons)	7,359,880		9.6%

(1)	All percentages are rounded to the nearest tenth of one percent. Each beneficial owner, director, director nominee and executive officer listed has sole voting and dispositive power over the shares listed, except as indicated below.

(2)	According to the Schedule 13G/ A filed by Third Avenue Management LLC (“TAM”) with the Securities and Exchange Commission (the “SEC”) on February 25, 2005, TAM has the sole power to vote or direct the vote of 7,988,272 shares of our common stock and the sole power to dispose or direct the disposition of 8,484,982 shares of our common stock. The following investment companies have the right to receive dividends from, and the proceeds from the sale of, the shares of our common stock held by TAM as indicated:

Fund Name

SunAmerica Focused Series Focused Multi-Cap Value Fund	421,700
LODH Invest US Expertise Fund	7,100
OFI Select-Third Avenue US Equity Fund (SICAV)	10,500
Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund	46.700
Third Avenue Value Portfolio of the Third Avenue Variable Series Trust	111,300
Met Investors Series Trust-Third Avenue Small Cap Portfolio	246,300
AEGON/TransAmerica Series-Third Avenue Value Portfolio	377,000
SunAmerica Seasons Series Trust Focus Value Portfolio	53,900
Third Avenue Small Cap Value Fund	403,200
Third Avenue Value Fund	2,838,500
Third Avenue Real Estate Value Fund	2,878,200

Various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds from the sale of, 1,090,582 shares of our common stock.

(3)	As of March 31, 2005, The Alfred I. duPont Testamentary Trust (the “Trust”) beneficially owned 5,329,455 shares of our common stock. The trustees of the Trust are Hugh M. Durden, John S. Lord, Herbert H. Peyton, John F. Porter, William T. Thompson III and Winfred L. Thornton. By virtue of their status as trustees, the trustees of the Trust have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of our common stock owned by the Trust. As a result, they are also deemed to beneficially own the shares owned by the Trust.

(4)	According to the Schedule 13G/A filed by U.S. Trust Corporation (“UST”) with the SEC on February 14, 2005, UST has the sole power to vote or direct the vote of 2,044,446 shares of our common stock, the shared power to vote or direct the vote of 196,595 shares of our common stock, the sole power to dispose or direct the disposition of 3,106,320 shares of our common stock, and the shared power to dispose or direct the disposition of 806,456 shares of our common stock.

(5)	Includes 22,335 shares which Mr. Ainslie has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 207 shares of common stock issued to Mr. Ainslie in April 2005 as a portion of his annual retainer and 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

(6)	Includes the number of shares directly and beneficially owned by the Trust as disclosed in footnote 3 above, 10,667 shares which Mr. Durden has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 252 shares of common stock issued to Mr. Durden in April 2005 as a portion of his annual retainer and 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

(7)	Includes 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

(8)	Includes 11,378 shares which Mr. Greene has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(9)	Includes 156 shares of common stock issued to Mr. Herbert in April 2005 as a portion of his annual retainer and 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

(10)	Includes 229 shares of common stock issued to Ms. Kesler in April 2005 as a portion of her annual retainer and 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

(11)	Includes the number of shares directly and beneficially owned by the Trust as disclosed in footnote 3 above, 16,516 shares which Mr. Lord has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 179 shares of common stock issued to Mr. Lord in April 2005 as a portion of his annual retainer and 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

(12)	Includes 22,500 shares which Ms. Marx has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(13)	Includes 22,289 shares which Mr. Regan has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(14)	Includes 22,335 shares which Mr. Revell has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement, 275 shares of common stock issued to Mr. Revell in April 2005 as a portion of his annual retainer and 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

(15)	Includes 18,750 shares which Mr. Rhodes has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(16)	Includes 951,923 shares held in a family limited partnership pursuant to which Mr. Rummell shares the power to vote and dispose of the shares with his wife. Also includes 60,000 shares Mr. Rummell holds jointly with his wife. Also includes 125,000 shares which Mr. Rummell has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(17)	Includes 125,113 shares held in a revocable trust pursuant to which Mr. Twomey shares the power to vote and dispose of the shares with his wife.

(18)	Includes 229 shares of common stock issued to Mr. Walton in April 2005 as a portion of his annual retainer and 1,500 shares of common stock issuable to each of our outside directors in May 2005 as part of directors’ annual compensation.

III. Proposals
Proposal No. 1
Election of Directors
       The Board of Directors, comprised of nine members, is to be elected at this meeting. Each director elected shall hold office until the next annual meeting and the election of a successor. All of the nominees except Mr. Fanning have served as directors since last year’s meeting. Each has agreed to be named in this proxy statement and to serve if elected.
      Vote Required. Directors must be elected by a plurality of the votes cast at the meeting. Votes withheld for any director will not be counted. See “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” on page 3 above for information on the beneficial ownership of our common stock by the nominees, and “Certain Transactions” on page 15 of this proxy statement for information on transactions between the Company and certain nominees.
Arrangements Regarding the Board of Directors
      Under the terms of our registration rights agreement with the Trust, if the Trust beneficially owns less than 20% but at least 5% of our outstanding common stock, it is entitled to nominate one member of our Board. The Trust currently owns approximately 7.0% of our outstanding common stock. Two of the Trust’s trustees, Messrs. Lord and Durden, are currently members of our Board of Directors.
Information About the Nominees
Michael L. Ainslie
Director since 1998
Age 61
      Mr. Ainslie, a private investor, was the President, Chief Executive Officer and a Director of Sotheby’s Holdings from 1984 to 1994. From 1980 to 1984, Mr. Ainslie was President of the National Trust for Historic Preservation. He is a Trustee of Vanderbilt University, serves as a Chairman of the Posse Foundation and also serves on the Board of Lehman Brothers Holdings, Inc., an international investment bank.
Hugh M. Durden
Director since 2000
Age 62
      Mr. Durden has served as Chairman of the Board of Trustees of The Alfred I. duPont Testamentary Trust since January 2005. From 1997 through 2004, Mr. Durden served as the representative of the corporate trustee of the Trust. From 1972 until 2000, he was an executive with Wachovia Corporation, serving as President of Wachovia Corporate Services from 1994 to 2000. He is a director of The Nemours Foundation, a Trustee of the EARTH University Foundation, and Chairman of the Board of Liberty Aerospace, Inc., a general aviation manufacturing company.
Thomas A. Fanning
Age 48
      Mr. Fanning has served as the Executive Vice President and Chief Financial Officer of The Southern Company since 2003. He has held various other management positions with The Southern Company and its affiliates since joining them in 1980, including serving as

Chief Executive Officer of Gulf Power Company from 2002 to 2003 and Chief Financial Officer of Georgia Power Company from 1999 to 2002.
Dr. Adam W. Herbert, Jr.
Director since 2004
Age 61
      Dr. Herbert has served as President of Indiana University since 2003. From 2001 to 2003, Dr. Herbert was Regents Professor and Executive Director of The Florida Center for Public Policy and Leadership of the University of North Florida. From 1998 through 2001, he served as Chancellor of the State University System of Florida. Dr. Herbert also served as the President of the University of North Florida from 1989 through 1998. Dr. Herbert is also a director of State Farm Florida Insurance Company.
Delores M. Kesler
Director since 2004
Age 64
      Ms. Kesler has served as Chairman of ATS Services, Inc., a human resource solutions company, and Chairman and CEO of Adium, LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc., now known as MPS Group, Inc., a strategic staffing, consulting and outsourcing venture from which she retired in 1997 as the Chairman and Chief Executive Officer. Ms. Kesler is also a director of PSS World Medical, Inc., a distributor of medical products.
John S. Lord
Director since 2000
Age 58
      Mr. Lord, a private investor and business consultant, retired as President of Bank of America — Central Florida in 2000. He held various positions with Bank of America and its predecessor banks for over 15 years. Mr. Lord served as the representative of the corporate trustee of the Trust from 1994 to 1997 and was appointed as an individual trustee of the Trust and a director of The Nemours Foundation in 2000.
Walter L. Revell
Director since 1994
Age 70
      Mr. Revell has been Chairman of the Board and CEO of Revell Investments International, Inc. since 1984. He was also Chairman of the Board and CEO of H. J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, CEO and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of Rinker Group Limited, an international manufacturer and supplier of heavy building materials; International Finance Bank; Edd Helms Group, a diversified services company in electrical, air-conditioning and data communications; and NCL Corporation Ltd., the parent company of Norwegian Cruise Line and other brands.
Peter S. Rummell
Director since 1997
Age 59
      Mr. Rummell was appointed Chairman and CEO of the Company in January 1997. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company and served as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell was President of Disney Development Company, the community development arm of Walt

Disney, from 1992 to 1994 and President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is also a director of Progress Energy Corp., a public utility company.
William H. Walton, III
Director since 2004
Age 53
      Mr. Walton is a Managing Member of Rockpoint Group, L.L.C., a real estate investment company he co-founded in 2003. Mr. Walton is also a Managing Principal and co-founder of Westbrook Real Estate Partners, L.L.C., a real estate operating company formed in 1994. Prior to 1994, Mr. Walton was a Managing Director of Morgan Stanley Realty, which he joined in 1979. Mr. Walton is also a director of Florida Rock Industries, Inc., a construction materials company concentrating in the southeastern and mid-Atlantic states.
Proposal No. 2
Ratification of Independent Auditors
       The Audit Committee has appointed the firm of KPMG LLP to audit our consolidated financial statements for the 2005 fiscal year.
      Vote Required. The proposal to ratify the appointment of KPMG LLP will require the approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting.
      General Information About KPMG. KPMG LLP has been our independent auditors since 1990. It is expected that a representative of KPMG LLP will be present at the meeting to answer shareholders’ questions and will be given an opportunity to make a statement. For more information regarding KPMG’s 2004 engagement, see “Independent Auditor Information” below on page 14.
      The Board recommends the shareholders vote FOR ratification of KPMG LLP as our independent auditors for the 2005 fiscal year.
Other Matters
       The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote pursuant to the proxy in accordance with their own judgment in such matters.

IV. Corporate Governance and Related Matters
Governance Principles and Policies
      Our Board of Directors has adopted corporate governance principles to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board reviews these principles and other aspects of the Company’s governance at least annually. Our corporate governance principles address the role of the Board of Directors, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, ethics and conflicts of interest. These principles specifically provide that two-thirds of the members of the Board must be outside directors who meet the independence criteria established by the New York Stock Exchange (the “NYSE”) and that no more than one member of the Board will be an employee of the Company unless the Board, in its discretion, determines that an additional employee-director would facilitate the Company’s succession plan.
      The top priority of our Board of Directors is the ethical management of the Company for profitable, long-term growth for the benefit of our shareholders. To that end, the Board has adopted corporate governance policies to align management and shareholder interests. Some of the more noteworthy of these corporate governance policies include:

•	The Company does not make loans to directors or executive officers.

•	The Company does not reprice options.

•	The Governance and Nominating Committee annually evaluates the performance of the Board, its Committees and each of the directors.

•	The chair of the Governance and Nominating Committee serves as the Company’s lead director and chairs board executive sessions in which members of management are not present.

•	While we encourage employees to own Company stock through their retirement plans, the plans allow employees to diversify their vested holdings. All matching contributions provided by the Company are paid in cash and not Company stock.

•	The directors and executive officers as well as the Company may not trade in the Company’s securities during any “blackout period” in which participants in the Company’s individual account plans (e.g., 401(k) plan, JOEshare Plan) are not permitted to trade their shares of Company stock held in such plans.
Code of Conduct
      Our Board of Directors has also adopted a code of conduct applicable to all directors, officers and employees. It was adopted to reinvigorate and renew our commitment to the Company’s standards for ethical business practices. The code of conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is our most important asset, and each employee and member of the Board of Directors is expected to contribute to the care and preservation of that asset. Our code of conduct addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers.
      Our corporate governance principles and policies and our code of conduct are available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement.
The Board and Its Committees
      At least two-thirds of our Board of Directors is independent in accordance with our corporate governance principles and the rules of the NYSE. The Board met six times in 2004. Each member of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he or she served in 2004. Non-management directors meet regularly in executive sessions without management. In accordance with our corporate governance principles, the Chair of the Governance and Nominating Committee presides as lead director during such sessions. Board members are expected to attend our annual meetings. At our 2004 annual meeting, all members of the Board and nominees for election to the Board were present.
      The Governance and Nominating Committee, in making its recommendations of Board nominees, reviewed the independence of the nominees. Based on its recommendations, the Board determined that all of the nominees, other than Mr. Rummell, are independent as required by the NYSE in that they have no material relationships with the Company, either directly or indirectly. Furthermore, the Board determined that the Trust is independent from management and that its stock ownership alone did not bar an independence finding.
      The Board has four standing committees, as described below. The charters for the committees are available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement.
          Governance and Nominating Committee
      The committee members of the Governance and Nominating Committee are Hugh M. Durden (Chair), Michael L. Ainslie, Dr. Adam W. Herbert, Jr. and Walter L. Revell. Each member is independent as required by the NYSE. The Governance and Nominating Committee met five times in 2004. The primary functions of the Governance and Nominating Committee are to:

•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	develop a process to assess Board effectiveness;

•	develop and implement the Company’s corporate governance principles; and

•	otherwise take a leadership role in shaping the corporate governance of the Company.

      A copy of the Governance and Nominating Committee Charter can be found on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement.
      In fulfilling its duty to recommend nominees for election as directors, the committee seeks a diverse group of candidates (in the broadest sense, including with respect to age, gender, ethnic background and national origin) who combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, the Company and its shareholders. The Committee considers, among other things, the following criteria:

•	proven strength of character, mature judgment, objectivity, intelligence and highest personal and business ethics, integrity and values;

•	reputation, both personal and professional, consistent with the Company’s image and reputation;

•	sufficient time and commitment to devote to Company affairs;

•	significant business and professional expertise with high-level managerial experience in complex organizations, including accounting and finance, real estate, government, banking, educational or other comparable institutions;

•	proven track record of excellence in their field of expertise;

•	independence, as defined by the SEC and NYSE, including a commitment to represent the long-term interests of all of the Company’s shareholders;

•	financial knowledge and experience, including qualification as expert or financially literate as defined by the SEC and NYSE;

•	ability and willingness to serve on the Board for an extended period of time; and

•	not subject to any disqualifying factor as described in the Company’s Code of Conduct (i.e. relationships with competitors, suppliers, contractors, counselors or consultants).
      Due to the retirement of certain directors in 2003 and 2004, the Board has decreased in size from ten to eight members. In view of the size and complexity of our business, the Board has decided to add an additional director, and has selected a new nominee, Thomas A. Fanning, to stand for election at the Annual Meeting.
      Mr. Fanning was identified as a candidate for director by recommendation from a non-management member of our Board. Mr. Fanning was selected after extensive discussions and consideration by the Governance and Nominating Committee and the Board of Directors, which generated a list of potential candidates for consideration. From these potential candidates, two prospects were identified and interviewed in each case by at least two members of the Governance and Nominating Committee, the Corporate Secretary and members of senior management. No third-party search firms were engaged to identify director candidates.
      The Governance and Nominating Committee would consider qualified candidates for directors suggested by our shareholders and would evaluate such candidates according to the same criteria used for other director nominees. To date, no suggestions from shareholders have been received. Shareholders can suggest qualified candidates for director by writing to our Corporate Secretary at 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202. Submissions that meet the criteria outlined above, on our website and in the committee charter will be forwarded to the Chair of the Corporate Governance and Nominating Committee for further review and consideration.
          Audit Committee
      The members of the Audit Committee are Walter L. Revell (Chair), Delores M. Kesler and William H. Walton, III. Each of the committee members is independent as required by the NYSE. The Audit Committee met ten times in 2004. The primary functions of the Audit Committee are to:

•	engage, appoint, evaluate and compensate the independent auditors, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent auditors;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements; and

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published.
      The principal responsibilities of the Audit Committee are governed by the Audit Committee Charter, which is attached as Appendix A to this proxy statement. The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	Walter L. Revell is an audit committee financial expert, as defined by the rules of the SEC.
      See “Audit Committee Report” on page 14 below for more information on the responsibilities of the Audit Committee.
          Compensation Committee
      The members of the Compensation Committee are Michael L. Ainslie (Chair), Hugh M. Durden, Delores M. Kesler, and John S. Lord. Each member is independent as required by the NYSE. The Compensation Committee met five times in 2004. The functions of the Compensation Committee are to recommend, subject to full Board approval, compensation and benefits for the Company’s executive officers, and to supervise the administration of all employee benefit plans.
      See “Compensation Committee Report” on page 28 below for more information regarding the responsibilities of the Compensation Committee.

          Finance Committee
      The members of the Finance Committee are John S. Lord (Chair), Dr. Adam W. Herbert, Jr. and William H. Walton, III. The Finance Committee met five times in 2004. The functions of the Finance Committee are to:

•	monitor the present and future capital requirements of the Company;

•	review the Company’s business plan; and

•	review and provide guidance to the Board and management about proposals concerning major investment and financial policies of the Company.
Contacting the Board of Directors
      Any shareholder who desires to contact any member of the Board of Directors may do so electronically by sending an e-mail to the following address: directors@joe.com. Alternatively, a shareholder may contact the members of the Board by writing to: Board of Directors, The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202. A shareholder may also contact the Board by telephone at 800-571-4840 or 904-301-4272. Communications received are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.
Directors’ Compensation
      In 2005, each non-employee director will receive an annual retainer of $50,000. No meeting fees will be paid. The Chairs of the Finance, Compensation and Governance and Nominating Committees will receive an additional annual retainer of $5,000, and the Chair of the Audit Committee will receive an additional annual retainer of $10,000. Each non-employee director will also be granted annually 1,500 shares of common stock. Non-employee directors may elect to receive their annual retainer in a combination of common stock and cash having an aggregate value equal to $62,500, or 1.25 times the cash-only retainer of $50,000. Directors electing this option as to their full annual retainer will receive $42,500 of common stock plus $20,000 cash. Committee chairs may also elect to receive their additional retainers in the form of stock at a value equal to 1.25 times the additional cash retainer.
      The Company has chosen to support the charitable and civic activities of its directors. The Company will match each director’s cash contributions to charities in which he or she serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. The Company will also contribute to events at which directors are recognized for their services to charitable or civic causes.
      Health insurance coverage continues to be available for directors at their expense.

Audit Committee Information

Audit Committee Report
      The role of the Audit Committee is to provide independent and objective oversight of the Company’s accounting functions and internal controls and to monitor the objectivity of the Company’s financial statements.
      In the performance of its oversight function, the committee has reviewed and discussed the audited financial statements with management and our independent auditors, KPMG LLP. The committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The committee has received the written disclosures and the letter from KPMG LLP required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed the independence of KPMG LLP with the auditors.
      Finally, the committee also has received confirmation from management with respect to non-audit services provided by KPMG LLP to the Company and has considered whether the provision of non-audit services by the independent auditors to the Company is consistent with maintaining the auditor’s independence.
      All members of the Audit Committee are financially literate under applicable NYSE rules, and Walter L. Revell is an audit committee financial expert as defined by the rules of the SEC. As described in the Audit Committee charter, the committee’s responsibility is one of oversight. Members of the committee rely on the information provided to them and on the representations made by management and the independent auditors.
      Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

Submitted by the Audit Committee:
Walter L. Revell, Chair
Delores M. Kesler
William H. Walton, III
          Engagement of the Independent Auditor
      The Audit Committee is responsible for approving every engagement of KPMG LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before KPMG LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.
          Independent Auditor Information
      In accordance with Audit Committee policy and legal requirements, all services to be provided by our independent auditors, including audit services, audit-related services, tax services and any other services, are required to be pre-approved by the Audit Committee prior to engagement. In most cases, pre-approval is provided by the full Audit Committee for a particular defined task or scope of work and is subject to a specific budget. For unexpected matters, the Chair of the Audit Committee has been delegated authority to pre-approve additional services, subject to certain dollar limitations, and the Audit Committee is then informed of each such service.
      The following table sets forth fees billed to the Company by KPMG LLP during 2004 and 2003. All fees described below were approved by the Audit Committee in accordance with the Company’s pre-approval policy.

	2004	2003

Audit Fees(1)	$964,112	$643,841
Audit-Related Fees(2)	88,411	120,194
Tax Fees(3)	204,410	221,819
All Other Fees	—	—

Total Fees	$1,256,933	$985,854

(1)	Audit fees include all fees and out-of-pocket expenses incurred for the annual audit and quarterly reviews of the Company’s consolidated financial statements and the audit of the Company’s internal controls over financial reporting, as well as services provided in connection with registration statements and other SEC filings.

(2)	Audit-related fees consist primarily of assistance in documenting internal control procedures over financial reporting and audits of employee benefit plans.

(3)	Tax fees consist of fees for tax compliance and tax consultation services.
      KPMG LLP also serves as independent auditors for The St. Joe Community Foundation (the “Community Foundation”). The Community Foundation paid KPMG LLP audit fees in the amount of $8,500 during 2004 and $7,500 during 2003. The Community Foundation also paid KPMG LLP fees in the amount of $3,000 for tax services in 2004. These engagements were approved in advance by our Audit Committee.
Certain Transactions
      Hugh M. Durden and John S. Lord are trustees of the Trust and also serve as directors of The Nemours Foundation, the beneficiary of the Trust (the “Foundation”), and the Company. Winfred L. Thornton and Herbert H. Peyton, each of whom retired from our Board in 2004, are also trustees of the Trust and directors of The Nemours Foundation.
      John S. Lord is a consultant to the law firm of Foley & Lardner. The firm provides legal services to us in the ordinary course of business and in accordance with our established policies for the retention of outside counsel.
      During 2004, Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, was a corporate trustee of the Trust. During that time, Hugh M. Durden, one of our directors, served as the representative of the corporate trustee. Effective January 1, 2005, the Trust no longer has a corporate trustee. Under our Second Amended and Restated Credit Agreement, dated February 7, 2002, as amended, Wachovia Bank, N.A. is the administrative agent for the various lenders and is one of the lenders. We paid Wachovia Bank fees of approximately $1.5 million during 2004 under this credit facility.
      Pursuant to our registration rights agreement with the Trust, dated December 16, 1997, as amended, the Trust may require us to file one additional registration statement for the sale of shares of our common stock beneficially owned by the Trust, subject to specified limitations. The Trust would bear the expense of this registration. In addition, the Trust has unlimited “piggy-back” registration rights under the registration rights agreement, which means the Trust may require us to register its shares of common stock when we file a registration statement to cover the sale of common stock by us or other shareholders. In 2004, we filed one registration statement for the sale of shares by the Trust and completed two underwritten offerings of 13,200,000 shares by the Trust for a total cost paid by the Company of approximately $280,000. The net proceeds to the Trust from these offerings were approximately $566 million. The Trust also completed the non-underwritten sale of 4.8 million shares pursuant to a registration statement filed in 2004. The registration rights agreement also provides that the Trust has rights to director representation based on its beneficial ownership of our common stock. For a description of these rights, see “Arrangements Regarding the Board of Directors” on page 6 of this proxy statement.
      From December 2000 through August 6, 2004, we purchased shares from time to time from the Trust and the Foundation based on a share multiplier times the amount of shares we purchased from the public during the previous week at a price equal to the volume weighted average price, excluding commissions, paid by us for shares purchased from the public during that week, subject to a minimum sales price. Effective February 6, 2004, the share multiplier decreased from 0.47 to 0.46 and the floor price increased to $37.00 from $30.00 per share, which had been in effect since November 6, 2003. Effective May 8, 2004, the share multiplier decreased to 0.31. The stock repurchase agreement with the Trust expired on August 6, 2004. During 2004, we purchased 263,365 shares of our common stock from the Trust and the Foundation under this agreement for an aggregate purchase price of approximately $10.5 million.
      On July 27, 2004, the Company sold 14.19 acres in Orlando, Florida, to the Foundation for the development of medical facilities. The listed price of the property was approximately $9.25 million. After a competitive bid process, the Foundation purchased the property for approximately $9.6 million. The transaction was approved by the Company’s board of directors, with Messrs. Durden and Lord abstaining.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports with the SEC and the NYSE reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company.
      Based solely on a review of the reports and related information furnished to the Company, the Company believes all filing requirements were complied with in a timely manner during 2004 except for two reports that were inadvertently filed late by Mr. Durden relating to two transactions. These transactions related to the issuance of restricted stock units (142.36 and 3.97 units, respectively) in lieu of cash dividends and Board fees under a Company deferred compensation plan.

Shareholder Proposals for the 2006 Annual Meeting
      You may submit proposals on matters appropriate for shareholder action. These proposals must be made in accordance with the rules of the SEC and our Bylaws. A proposal for the 2006 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company at the address shown on the first page of this proxy statement as follows:

1. Pursuant to the Company’s Bylaws, a shareholder proposal or a director nomination must be received no sooner than November 14, 2005, and no later than December 13, 2005, to be eligible to be presented from the floor for vote at the meeting (but not included in the Company’s 2006 proxy statement), or

2. Pursuant to the rules of the SEC, the proposal must be received by December 13, 2005, to be eligible for inclusion in the Company’s 2006 proxy statement.

V. Executive Compensation and Other Information
Executive Officers
      Peter S. Rummell, 59, joined us in January 1997 as Chairman and Chief Executive Officer. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company. His most recent position with Disney was as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is also a director of Progress Energy Corp., a public utility company.
      Kevin M. Twomey, 58, joined us in January 1999 as President and Chief Financial Officer and was appointed Chief Operating Officer in February 2000. He was also Chief Financial Officer through March 14, 2005. Prior to joining us, Mr. Twomey was Vice Chairman of the Board of Directors and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was Chief Financial Officer at First Gibraltar Bank, a company held by MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with MCorp and Bank of America. Mr. Twomey is a director of PartnerRe, Ltd., an international reinsurance group, and of Intergraph Corporation, a provider of computer graphics software and services in the commercial and government sectors.
      Wm. Britton Greene, 50, has served as President of St. Joe Towns & Resorts since February 2004. He joined us in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000. Prior to joining us, Mr. Greene was president of Markborough Florida, a real estate development firm, from 1992 to 1997. Mr. Greene also held management positions with a commercial mortgage company and an asset management services firm. Mr. Greene is a current member and past president of the Board of Trustees of the St. Joe Community Foundation.
      Anthony M. Corriggio, 36, joined us as Chief Financial Officer on March 14, 2005. From 1999 to 2005, Mr. Corriggio was an investment banker and acquisitions officer with Morgan Stanley Real Estate, serving as a vice president from 2003. Before attending graduate school from 1997 to 1999, he was a Captain in the US Air Force from 1992 to 1997, serving as a civil engineering officer. Prior to his military service he was a real estate analyst for the Prudential Property Company.
      Christine M. Marx, 53, joined us as General Counsel and Corporate Secretary in March 2003. Prior to joining us, Ms. Marx was a partner in the law firm of Duane Morris LLP concentrating in securities and corporate law. From 1985 to 2000 she was a partner in the law firm of Edwards & Angell LLP.
      Michael N. Regan, 57, joined us in July 1997 as Vice President and was appointed Senior Vice President, Finance and Planning in February 1999. Prior to joining us, Mr. Regan was Vice President and Controller for Harrah’s Entertainment, Inc. Mr. Regan joined Harrah’s as a Senior Financial Analyst in Strategic Planning in 1980 and held several management positions in finance.

Executive Compensation
      The following table sets forth the annual compensation for the past three years of our chief executive officer and our five other most highly compensated executive officers (the “named executive officers”).
Summary Compensation Table

					Long Term Compensation

					Awards		Payouts

		Annual Compensation			Restricted	Securities
					Stock	Underlying		All Other
Name and				Other Annual	Awards	Options/	LTIP	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Compensation(5)	($)(6)	SARs (#)	Payouts ($)	($)(7)

Peter S. Rummell	2004	785,363	1,715,000	126,390	0	0	0	31,190
Chairman and	2003	761,796	1,089,000	94,958	10,121,568	0	0	30,537
Chief Executive Officer	2002	740,850	1,274,000	10,000	0	250,000	0	33,641
Kevin M. Twomey	2004	544,641	1,070,000	139,024	0	0	0	21,445
President, COO	2003	528,298	680,000	116,729	8,097,261	0	2,307,692	55,590
and CFO(1)	2002	513,775	870,000	24,400	0	150,000	0	23,837
Wm. Britton Greene(2)	2004	332,692	325,000	52,508	497,760	25,000	0	6,150
President — St. Joe Towns & Resorts
Christine M. Marx(3)	2004	256,058	190,000	21,776	298,211	0	0	8,866
General Counsel	2003	185,577	205,000	95,503	37,107	65,000	0	6,000
and Corporate
Secretary
Michael N. Regan	2004	252,791	155,000	14,600	216,297	0	0	8,817
Senior Vice	2003	245,205	140,000	14,500	35,046	20,000	0	8,838
President — Planning	2002	238,464	174,000	14,200	376,250	20,000	0	9,054
and Finance
Robert M. Rhodes(4)	2004	412,760	485,000	14,400	0	0	0	15,281
Executive Vice	2003	400,374	401,000	14,400	0	75,000	0	14,931
President	2002	389,367	470,000	14,472	0	75,000	0	15,728

(1)	Mr. Twomey was CFO, in addition to his other duties, until March 14, 2005, when Mr. Anthony M. Corriggio joined the Company as CFO.

(2)	Mr. Greene was named President of St. Joe Towns & Resorts on February 24, 2004. He was named an executive officer of the Company on February 15, 2005.

(3)	Ms. Marx joined the Company on March 24, 2003.

(4)	Mr. Rhodes retired from the Company on March 1, 2005.

(5)	Amounts disclosed in this column include personal benefits paid to the named executive officers, including those set forth in the table below. The Company provides Messrs. Rummell and Twomey with the use of a corporate airplane for personal purposes for approximately 60 hours each of flight time annually. These hours of flight time are obtained by the Company through its participation in a fractional aircraft ownership program. Messrs. Rummell and Twomey reimburse a portion of the costs associated with such personal use in accordance with the methodology set forth in the Treasury Regulations prescribed for federal income tax purposes. The amounts shown in the table below for airplane use represent the difference between the Company’s cost and the amounts reimbursed by Messrs. Rummell and Twomey.

			Financial	Airplane
Name	Year	Automobile ($)	Planning ($)	Use ($)	Relocation ($)

Peter S. Rummell	2004	—	20,000	106,390	—
	2003	—	—	94,958	—
	2002	—	10,000	—	—

Kevin M. Twomey	2004	14,400	10,000	114,624	—
	2003	14,400	10,000	78,326	—
	2002	14,400	10,000	—	—

Wm. Britton Greene	2004	7,800	—	—	44,708

Christine M. Marx	2004	12,000	9,776	—	—
	2003	9,258	3,000	—	83,245

Michael N. Regan	2004	13,200	1,400	—	—
	2003	13,200	1,300	—	—
	2002	13,200	1,000	—	—

Robert M. Rhodes	2004	14,400	—	—	—
	2003	14,400	—	—	—
	2002	14,400	—	—	—

(6)	Amounts disclosed in this column consist of the value of restricted stock awards based on the closing price of our common stock on the date of grant. In 2003, Mr. Regan received 1,100 restricted shares, vesting in three equal annual installments beginning on the first anniversary of the grant date. In March 2004, Ms. Marx and Mr. Regan received 900 and 850 restricted shares, respectively, as part of their 2003 compensation. These shares vest in two equal installments on the second and third anniversaries of the grant date. In August 2004, Mr. Greene, Ms. Marx and Mr. Regan received 8,000, 5,000 and 3,500 restricted shares, respectively, vesting in two equal installments on the fourth and fifth anniversaries of the grant date. In March 2005, Mr. Greene, Ms. Marx and Mr. Regan received 1,600, 825 and 680 restricted shares, respectively, as part of their 2004 compensation. These shares vest in two equal installments on the second and third anniversaries of the grant date. Vesting on all shares of restricted stock may accelerate in the event of death, disability or certain circumstances involving a change in control. All restricted shares have the same dividend and voting rights as other shares of common stock. For a description of the restricted shares awarded to Messrs. Rummell and Twomey in 2003, see “Employment Contracts and Change in Control Agreements” on page 25 of this proxy statement.

The total number and value of shares of restricted stock held by each of the named executive officers at December 31, 2004 are as follows, based on the closing price of our common stock on such date ($64.20):

	Restricted Shares	Aggregate Value

Peter S. Rummell	303,951	$19,513,654
Kevin M. Twomey	243,161	15,610,936
Wm. Britton Greene	22,000	1,412,400
Christine M. Marx	5,900	378,780
Michael N. Regan	17,083	1,096,729
Robert M. Rhodes	0	0

(7)	Amounts disclosed in this column represent our employer match contributions to the 401(k) plan and the deferred capital accumulation plan, as itemized below for 2004:

	401(k)	DCAP
Name	(Match Only)	(Match Only)

Peter S. Rummell	$6,150	$25,040
Kevin M. Twomey	6,150	15,295
Wm. Britton Greene	6,150	0
Christine M. Marx	6,150	2,716
Michael N. Regan	6,150	2,667
Robert M. Rhodes	6,150	9,131
Stock Options
      The following table contains information about stock options granted in 2004 to the named executive officers.
Option Grants in 2004

	Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted	Fiscal Year	($/Sh)(1)	Date	Value(2)

Peter S. Rummell	0	—	—	—	—
Kevin M. Twomey	0	—	—	—	—
Wm. Britton Greene	25,000	86%	$40.80	2/9/14	$291,250
Christine M. Marx	0	—	—	—	—
Michael N. Regan	0	—	—	—	—
Robert M. Rhodes	0	—	—	—	—

(1)	The exercise price of each option is equal to the closing price of our common stock on the day preceding the date of the grant. The options granted in 2004 become exercisable at the rate of 25% per year beginning on the first anniversary of the grant date. If, however, the executive officer dies or becomes disabled or a change in control occurs, his outstanding options become immediately exercisable in full. If the executive officer is terminated for cause, the Compensation Committee may revoke all or any part of the options granted, regardless of vesting.

(2)	The estimated present value at grant date of each option granted during 2004 has been calculated to be $11.65 for options with an exercise price of $40.80 using the Black-Scholes option pricing model. The valuation is based upon the following assumptions:

•	estimated time until exercise of 7 years;

•	a risk-free interest rate of 3.69%;

•	a volatility rate of 23.06%; and

•	a dividend yield of 1.18%.
      The approach used in developing the assumptions upon which the Black-Scholes valuation was calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.
      The following table contains information concerning stock options exercised by the named executive officers in 2004.
Aggregated Option Exercises in 2004 and
Option Values as of December 31, 2004

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options as of		In-the-Money Options as of
	Shares		December 31, 2004		December 31, 2004(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter S. Rummell	1,116,291	$28,510,072	125,000	125,000	$4,400,000	$4,400,000
Kevin M. Twomey	316,546	6,950,760	23,181	194,170	815,971	7,257,767
Wm. Britton Greene	—	—	29,744	58,256	1,108,019	1,741,885
Christine M. Marx	—	—	16,250	48,750	545,313	1,635,938
Michael N. Regan	12,000	304,248	17,913	29,376	648,147	1,033,154
Robert M. Rhodes	72,085	1,077,023	56,250	165,835	1,911,563	5,852,446

(1)	The “value realized” is the difference between the total purchase price of the shares of common stock underlying the options exercised and the market value on the date of exercise of the shares acquired.

(2)	An option is “in-the-money” if the exercise price is below the market price of the shares of our common stock covered by the option on December 31, 2004. The value of “in-the-money” options held as of December 31, 2004, is the difference between the aggregate purchase price of all options held and the market value of the shares covered by the options as of December 31, 2004 ($64.20 per share).

Retirement Benefits
      We maintain a pension plan, a 401(k) plan and an employee stock purchase plan covering substantially all of our employees. These plans do not discriminate in favor of directors or executive officers in the nature or level of benefits provided to participants. In addition, we maintain a supplemental executive retirement plan (“SERP”) and a deferred capital accumulation plan (“DCAP”). The administrator of these plans has the discretion to adopt amendments, so long as the aggregate incremental cost of each amendment does not exceed $1,000,000.
          Pension Plan and SERP
      Pension Plan. Our pension plan is intended primarily to provide retirement benefits for our employees. The pension plan is a fully-funded cash balance plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (8%-12%) of the participant’s compensation, based on the participant’s age at the beginning of the year. In addition, all participants’ accounts are credited with interest based upon the 30-year US treasury bond rate (5.14% for 2004). Pension benefits are payable at or after termination of employment or death, and are not reduced by social security or other benefits received by the participant.
      In 2002, 2003 and 2004, the Compensation Committee approved a transfer of a portion of the pension plan’s surplus assets to the Company’s health plan to offset the cost of retiree health benefits. This transfer is made in accordance with all applicable laws, including the legal requirement that the plan fully vest all participants employed at any time during the one year prior to the date of the transfer (normally, vesting requires 5 years of service).
      In 2002, 2003 and 2004, the Compensation Committee also approved amendments to the pension plan adding special credits for qualified executives. These special credits are conditioned upon the qualified executives’ waiver of an equivalent amount of his or her vested SERP and DCAP benefits. The special credits are also conditioned upon the pension plan’s receipt of approval by the Internal Revenue Service (“IRS”), which is currently pending. The amounts credited in 2004 to the named executive officers’ pension accounts (and waived under the SERP and DCAP) were: Peter S. Rummell, $104,593; Kevin M. Twomey, $137,689; Wm. Britton Greene, $17,890; Christine M. Marx, $0; Michael N. Regan, $37,030; and Robert M. Rhodes, $0.
      SERP. The SERP is designed to supplement the pension plan by providing designated executives with benefits which have been lost due to IRS restrictions on the amount of compensation which can be taken into account under a qualified pension plan ($205,000 for 2004). The percentage of compensation credited to the SERP is the same as the pension plan, except that a higher percentage (14%-18.25%) is paid to Tier 1 participants over age 45. SERP accounts earn the same interest as pension accounts. A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, or attainment of age 62 while still employed by the Company. The chief executive officer and a designated group of persons directly reporting to the chief executive officer or President (generally, Tier 1 participants) are entitled to full vesting at age 55 if they were in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service.

      All of the named executive officers except Mr. Greene and Ms. Marx are Tier 1 participants who joined the SERP prior to 2000 and, of those who joined prior to 2000, all have attained age 55 which means they are fully vested in their SERP accounts. Mr. Greene and Ms. Marx are entitled to full vesting after completion of ten years of service or at age 62, regardless of years of service. Mr. Greene and Ms. Marx are 41% and 10%, respectively, vested in their SERP account.
      The following table shows the projected balances that would be payable under the pension plan and SERP for the named executive officers, at age 65. For each executive, the projected lump sum is equal to the sum of the projected cash balances in the pension plan and the SERP. The projected cash balance starts with the January 1, 2005, cash balance and grows through base credits and interest credits, credited as of the last day of each plan year.
      We made the following assumptions for the table:

•	total earnings will remain constant (excluding long-term incentive payments)

•	interest credited on the account balance will be 5% per year

•	base credits will be calculated at 14% of eligible compensation for officers age 45-54 years and 18.25% of eligible compensation for officers age 55 years and above.
Projected Pension Plan and SERP Benefits

Peter S. Rummell	$5,311,732
Kevin M. Twomey	$4,254,671
Wm. Britton Greene	$2,261,049
Christine M. Marx	$1,159,228
Michael N. Regan	$1,843,487
Robert M. Rhodes	$1,847,102
          401(k) Plan and DCAP
      401(k) Plan. We offer a 401(k) plan to all of our employees (except temporary, seasonal and on-call employees) who are at least age 21 and reach the first of the month following 90 days of employment. Participants may elect to defer any whole percentage up to 50% of their eligible compensation and have the Company contribute it to the 401(k) plan. We match 50% of the first 6% of each participant’s deferrals with cash contributions which are invested according to the participants’ investment elections. Participants’ accounts are increased or decreased by the earnings or losses of their individually-directed investments. Investments offered under the plan cover a wide range of risk levels and include company stock and individual brokerage accounts. Investments in Company stock are neither required nor encouraged. The 401(k) plan allows participants to borrow or take hardship distributions from their accounts. 401(k) benefits are payable at death, termination of employment, disability, retirement or after attainment of age 59 1/2. In 2004, we contributed employer matches on behalf of the named executive officers as set forth in footnote 7 in the Summary Compensation Table.
      DCAP. The DCAP is designed to supplement the 401(k) plan by allowing designated executives the ability to defer eligible compensation that they could not defer to the

401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan ($205,000 for 2004). The DCAP limits employee deferrals to up to 75% of bonuses and up to 50% of eligible compensation other than bonuses. We then match 25% of the first 6% of each participant’s deferrals which were made from eligible compensation in excess of the IRS annual compensation limit. Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7.0% for 2004). DCAP benefits may be paid at termination of employment, death, change in control, or while still employed if the participant pays an 8.6% penalty. During 2001, a special one-time irrevocable election was offered for participants to elect to have a distribution paid to them on a specific date on or after January 1, 2004. In 2004, we contributed employer matches on behalf of the named executive officers as set forth in footnote 7 in the Summary Compensation Table.
Employee Stock Purchase Plan
      We offer an employee stock purchase plan (“JOEshare”) to employees, other than temporary or seasonal employees, who reach the first of the month following 90 days of employment. Prior to January 1, 2003, employees who work less than 20 hours per week were also excluded from participation. JOEshare gives each of our eligible employees the opportunity to acquire an ownership interest in the Company. Through JOEshare, employees may purchase any dollar amount up to $25,000 per year of our common stock for 85% of the fair market value at the time of the purchase. Participants generally may not transfer or pledge shares of our common stock for six months after the purchase, except upon death or termination of employment.
Employment Contracts and Change in Control Agreements
      Employment Agreements. In 2003, we entered into employment agreements with Messrs. Rummell and Twomey, which superseded their prior employment and severance agreements with the Company. The agreements expire on August 19, 2008. In connection with the termination of Mr. Twomey’s long-term incentive agreement, he received a payment equal to the targeted incentive accrued to the date of the new agreement ($2,300,000) and forfeited the remainder ($2,700,000).
      The agreements provide for base salaries of $766,782 for Mr. Rummell and $531,756 for Mr. Twomey, in each case subject to increase in accordance with our merit planning process. Each executive is also eligible for performance-based bonuses under our annual incentive plan in an amount equal to a specified target percentage (100% for Mr. Rummell and 90% for Mr. Twomey) of his base salary. In addition, Mr. Twomey is entitled to a $1,200 per month car allowance.
      Under the terms of the agreements Messrs. Rummell and Twomey are not currently expected to receive stock option or additional restricted stock awards during the term of the agreements. Instead, in 2003 Messrs. Rummell and Twomey were awarded 303,951 shares and 243,161 shares, respectively, of restricted stock that will vest in three equal installments on August 19, 2006, 2007 and 2008. The restricted stock will vest immediately in the event of death or disability or an unfriendly change of control. The restricted stock will vest on the first anniversary of a friendly change of control. A “friendly change in control” is defined as a change in control that has been approved by a majority of the Board of Directors who were in office 24 months prior to the date of the change in control (“original directors”) or were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved. An “unfriendly change in control” is a change in control that has not been so approved.
      Messrs. Rummell and Twomey each agreed not to sell or transfer any of the restricted stock granted pursuant to his employment agreement, except for the number of shares necessary to pay taxes arising upon the lapse of restrictions on the restricted stock, until the earlier of the termination of his employment by the Company, an unfriendly change of control, one year after a friendly change of control or August 18, 2008.
      The agreements further provide for severance benefits if the executive resigns for good reason, resigns for any reason during the six months following the first anniversary of a change in control, or is terminated by us for any reason other than cause, disability or death. The severance benefits include:

•	a lump sum payment equal to three times annual base salary plus bonus (which cannot be less than annual base salary);

•	a lump sum payment of supplemental pension benefits;

•	a lump sum payment of a prorated bonus for the year employment terminates;

•	continued participation in our group insurance plans, at our expense, for three years following the change in control (such benefits terminate upon death); and

•	gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred under Section 4999 of the Internal Revenue Code, subject to specified limitations.
      In addition, all stock options previously granted to them will become fully vested and all restrictions on their restricted stock will lapse on the date of termination or, in the case of a friendly change in control, on the first anniversary of such change in control, if they have not vested sooner.
      “Change in control” is defined in the agreements as the occurrence of any of the following events:

•	consummation of a merger, share exchange, consolidation or corporate reorganization (“business combination”) unless all or substantially all of the owners of the Company’s outstanding voting stock immediately prior to the business combination own, in substantially the same proportions as their ownership of the Company’s common stock, 50% or more of the surviving entity’s voting stock outstanding immediately after the business combination;

•	the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets;

•	a change in the composition of the Board of Directors so that fewer than two-thirds of the incumbent directors are original directors or were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved;

•	the liquidation or dissolution of the Company; or

•	any transaction resulting in any person or group (other than a fiduciary holding securities under any of the Company’s employee benefit plans; a corporation owned by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s common stock; the Trust; and the Foundation) acquiring beneficial ownership of 25% or more of the total voting power of the Company’s then outstanding voting securities.
      The agreements provide that each executive will work with the Board to develop and facilitate the implementation of a Board-approved succession plan. In connection with this plan, the Board may reassign or eliminate the titles and/or duties currently assigned to the executive without triggering the severance provisions described above.
      The agreements each contain two-year non-compete and non-solicitation provisions.
      We also have a current written employment agreement with Mr. Regan that provides that he is an “at will” employee and will receive a base salary plus car allowance and is eligible to receive a performance-based annual incentive bonus under our annual incentive plan in an amount equal to a specified percentage of his base salary, and options to purchase shares of our common stock under our stock incentive plans. The employment agreement provides that the amount of base salary and the bonus range may be increased but not decreased during his period of employment with us. The employment agreement further provides that, in the event of termination of employment for any reason other than for cause or disability, he will receive a severance payment in a lump sum amount equal to a specified percentage of his base salary, plus a specified percentage of the amount of any bonus awarded to him in the year prior to the termination.
      Retirement Agreement. On August 24, 2004, we entered into a Retirement Agreement with Mr. Rhodes, pursuant to which Mr. Rhodes retired from his employment with the Company on March 1, 2005. Pursuant to this agreement, we paid $3,333,333 to Mr. Rhodes at retirement, calculated in accordance with our long term incentive compensation agreement with Mr. Rhodes dated as of August 21, 2001, as if Mr. Rhodes’ employment continued through December 31, 2005. Mr. Rhodes will serve as a consultant to the Company through December 31, 2005, and agreed to non-compete provisions through that date.
      Severance Agreements. We have also entered into severance agreements with Messrs. Regan and Greene and Ms. Marx. The severance agreement with Mr. Regan provides that severance is payable if he resigns for any reason during the last six months of the first year following the date of a change in control (as defined above), resigns for good reason within the first 36 months following a change in control, or is terminated by us for any reason within 36 months following the date of a change in control.
      Severance benefits payable to Mr. Regan under this agreement include:

•	a lump sum payment equal to three times annual base salary plus three times bonus;

•	a lump sum payment of supplemental pension benefits;

•	a lump sum payment of a prorated bonus for the year employment terminates;

•	continued participation in our group insurance plans, at our expense, for three years following the change in control (such benefits terminate upon death);

•	senior executive level outplacement services;

•	financial planning benefits; and

•	gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred by the named executive officer under Section 4999 of the Internal Revenue Code, subject to some limitations.
      Mr. Regan’s severance agreement provides that all stock options previously granted fully vest upon a change in control and, if his employment is thereafter terminated, all of his stock options shall remain exercisable for at least one year (unless they sooner expire).
      The severance agreement with Mr. Regan supersedes his employment agreement to the extent that severance pay and benefits provided under the severance agreement are greater, and may supersede the agreement entered into under our stock incentive plans prior to 2004 to the extent that the applicable severance agreement provides for earlier exercise or a longer post-termination exercise period.
      The severance agreements with Ms. Marx and Mr. Greene provide that severance is payable if the executive resigns for good reason or is terminated by us for any reason other than cause, death or disability. If such termination occurs within the first twenty-four months after a change of control, then severance benefits payable to the executive include a lump sum equal to two times annual base salary plus two times annual target bonus. If such termination does not occur within the first twenty-four months after a change of control, then severance benefits payable under these agreements include a lump sum payment equal to one times annual base salary plus one times annual target bonus. The severance agreements with Ms. Marx and Mr. Greene define a change of control in the same manner defined above, except that they do not include a change in the composition of the board.
      Additional severance benefits provided under the severance agreements include continued participation in the Company’s group medical and dental insurance plans for three years following termination and senior executive level outplacement services at the Company’s expense. The severance agreement with Ms. Marx also contains a two-year non-solicitation provision.
Compensation Committee Report
      The Compensation Committee reviews and approves the compensation policies and programs for the Company’s executive officers, including the officers named in the Summary Compensation Table. To assist us in performing our duties, the Committee has retained, at the Company’s expense, a compensation consultant.
          Compensation Philosophy
      The main tenets of the Company’s compensation philosophy are to provide:

•	base salaries at or above the median of comparable companies that generate value from the management of substantial assets;

•	a competitive annual incentive based on corporate and individual performance; and

•	stock incentives to align the interests of the executive officers and shareholders.
      In addition, discretionary bonuses are sometimes awarded upon the completion of significant corporate events and restricted shares and stock options are sometimes awarded as a retention tool.

      The Company also provides its executive officers with a variety of perquisites, including an annual amount for a leased automobile (except for Mr. Rummell), an annual amount for financial and tax planning expenses and approximately 60 hours of personal flight time on a corporate airplane for each of Mr. Rummell and Mr. Twomey. Executive officers also have the opportunity to participate in the Company’s pension plan, stock purchase plan, SERP, 401(k) Plan and DCAP, the terms of which are described elsewhere in this Proxy Statement. We believe these perquisites are an important component of compensation and are necessary to attract and retain top management talent.
      Under the Company’s Corporate Governance Policies, the repricing of options is prohibited. In addition, in February 2005 the Committee adopted a policy prohibiting the issuance of indexed stock options or stock appreciation rights that are not settled in publicly traded stock or that provide a discount or any special feature.
          Review of Compensation
      The Committee has reviewed the compensation of the officers named in the Summary Compensation Table, including salary, bonus, equity and long-term incentive compensation, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, and the actual projected payout obligations under the Company’s supplemental executive retirement plan. Based on this review, the Committee determined that the officers’ total compensation in the aggregate was reasonable.
      Base Salaries. Base salaries are reviewed annually. Consideration of salary adjustments, if any, is based on competitive market data of a relevant peer group of companies and individual performance. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes any merit increases to his base salary. The Committee’s actions with respect to salary are subject to the terms of the employment agreements of Messrs. Rummell, Twomey and Regan, which establish minimum base salaries for each of those officers.
      2004 Annual Incentive Compensation Plan. The 2004 annual incentive compensation plan is designed to reward achievement of corporate and individual performance goals. At the beginning of 2004, the Committee established corporate targets (including divisional targets as to divisional employees) based on earnings per share before conservation land sales (divisional earnings before taxes and/ or interest as to divisional employees) that must be achieved before bonuses will be considered. If the corporate performance equals or exceeds those targets, cash bonuses may be paid to eligible employees after the end of the year. Comparing actual corporate performance against those targets for 2004 for purposes of calculating the incentive plan payout, the Company’s performance was 22% over target and 44% above the corporate performance in 2003. The 2004 target had been set at 18% above our 2003 earnings per share before conservation land sales. In addition to the quantitative criteria, individual employee performance during the year is assessed based on criteria such as performance history, his or her potential for future responsibility and promotion and the individual’s contribution to the Company’s success. The relative weight given to each of the qualitative factors varies among individuals. Using these quantitative and qualitative criteria, the Committee evaluated the performance of all executive officers to determine the amount of annual incentives payable in 2004, with bonus targets in the range of 50% to 100% of base salary. Payments to executive officers under the 2004 annual incentive compensation plan, including cash and the value of shares of restricted stock, ranged from approximately 81% to 218% of base salary.

      A portion of the amount of annual incentive payable to some recipients consisted of an award of restricted shares. This is intended to serve as a retention tool and to further align the interests of management and shareholders. For 2004, restricted shares were granted to 64 members of management, including three of the named executive officers set forth in the Summary Compensation Table.
      Stock Incentive Plans. The Company maintains several substantially identical stock incentive plans that are administered by the Committee. Each of these plans has been approved by the shareholders. The stock incentive plans provide for awards of restricted shares, options (incentive or nonstatutory) and stock appreciation rights. The Committee, based on the recommendations of management, approves the employees who receive awards, the size of any award, and any vesting and other conditions. Both employees and non-employee directors are eligible to participate in the stock incentive plans, although only employees may receive incentive stock option grants.
      Both restricted shares and stock options are valued as of closing on the day of the grant. The exercise price of options may be paid in any lawful form permitted by the Committee, including the surrender of shares of Common Stock or restricted shares already owned by the optionee.
      The restrictions on the restricted shares awarded under the 2004 annual incentive compensation plan lapse on 50% of the stock on the second and third anniversaries of the grant. All restrictions lapse upon death, disability or if the Company is a party to a merger or similar transaction resulting in at least a 50% change in the Company’s stock ownership and the recipient for the 360 days following the transaction either remains employed or employment is terminated without cause. The Committee may revoke restricted shares if the recipient’s employment is terminated for cause.
      We are increasingly using restricted stock instead of stock options for incentive purposes because we believe that shares of restricted stock are more likely to be retained by executives after vesting. This increased retention would further our objective of aligning the interests of executives with shareholders. In addition, the granting of restricted stock instead of stock options requires fewer shares of Company common stock, thereby providing value to shareholders.
      The Summary Compensation Table on page 19 of this proxy statement sets forth the grants of stock options and restricted shares to the named executive officers for 2004.
      The total number of restricted shares and shares underlying options available for grant under the stock incentive plans is approximately 1.5 million, subject to antidilution adjustments. If any restricted shares or options are forfeited, or if options terminate for any other reason prior to exercise, they again become available for awards. No single individual may receive options covering more than 500,000 shares in any calendar year (750,000 in the first year of employment), subject to antidilution adjustments.
          CEO Compensation
      The Committee determined the 2004 compensation of Mr. Rummell, the Company’s Chairman and CEO, based on the compensation philosophy described above. In connection with the Company’s on-going succession planning process, the Committee and the Governance and Nominating Committee determined that it was in the Company’s best interests to encourage Messrs. Rummell and Twomey to remain with the Company and to reinforce and encourage continued attention and dedication to the development and implementation of a board-approved succession plan. As a result, in August 2003 the Committee recommended and the Board approved five-year employment agreements with Messrs. Rummell and Twomey that superseded their existing agreements with the Company. The terms of the new agreements are described under “Employment Contracts and Change in Control Agreements” on page 25 of this proxy statement. These terms were recommended by an independent consultant hired by the Committee that conducted a competitive review of compensation levels of similar-sized successful organizations and an analysis of alternative long-term incentive approaches.
      Early in 2004 senior management’s performance objectives were established. These objectives related to business and financial plans, management development and planning, and development of products and plans for future years. Mr. Rummell regularly reviewed the progress on these objectives with the Committee during the year. Based on the Committee’s assessment of his performance of these objectives, the Committee increased Mr. Rummell’s base salary 3% to $813,480, which was in line with the Company’s budgeted merit increase for all employees. Based on the Committee’s assessment of Mr. Rummell’s performance as measured against the quantitative goals under the 2004 annual incentive plan, as well as Mr. Rummell’s individual performance based on the Committee’s assessment of his performance in meeting the 2004 performance objectives, the Committee recommended and the Board approved the payment of an annual incentive to Mr. Rummell under the 2004 annual incentive compensation plan of $1,715,000 for the year ended December 31, 2004.
      Under the terms of his employment agreement, Mr. Rummell is not expected to be awarded additional restricted stock or stock options during the remaining term of the agreement.
          Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and the four most highly compensated executive officers. Certain performance based compensation is specifically exempt from the deduction limit.
      The Committee intends to award cash compensation under the Company’s annual incentive plans and grant stock incentives under the Company’s stock incentive plans to the CEO and executive officers based upon the attainment of pre-established individual and corporate performance goals.
      The Committee may award compensation that may not qualify for exemption from the deduction limit under Section 162(m) when the Committee, in its discretion, determines such awards are necessary for competitive business purposes, such as retaining and attracting employees, or to recognize performance that is not susceptible to quantitative goal-setting at the beginning of the fiscal year.

          Compensation Committee Interlocks and Insider Participation
      The Committee consists of independent members of the Board of Directors. No member of the Committee is or was during 2004 an executive officer of another company on whose board or its comparable committee one of the Company’s executive officers serves. See “Certain Transactions” on page 15 of this proxy statement for further information on members of the Committee and their relationships with the Company.

Submitted by the Compensation
Committee:
Michael L. Ainslie, Chair
Hugh M. Durden
Delores M. Kesler
John S. Lord

Performance Graph
      The following performance graph compares the Company’s cumulative shareholder returns for the period from December 31, 1999 through December 31, 2004, assuming $100 was invested on December 31, 1999, in the Company’s common stock, in the Russell 1000 Index and in the Wilshire Real Estate Securities Index. The total return assumes dividends are reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

	12/99	12/00	12/01	12/02	12/03	12/04

The St. Joe Company	100	136	173	187	235	409
Russell 1000 Index	100	92	81	63	82	92
Wilshire Real Estate	100	122	126	122	157	201

Sources:	Bloomberg L.P.
The St. Joe Company(1)

(1)	The Company calculates the total return of our common stock incorporating the reinvestment of dividends and distributions. On October 9, 2000 the Company distributed to its shareholders the Company’s equity interest in Florida East Coast Industries, Inc. (FECI). The Company calculates total shareholder return as if recipients of the spun-off FECI equity interest sold the FECI stock received on the day of receipt (at the closing price on that date) and reinvested the proceeds from the sale into the Company’s common stock on the same day (again, at the closing price on that date).

BY ORDER OF THE BOARD OF DIRECTORS,

Christine M. Marx
Corporate Secretary
April 12, 2005

APPENDIX A
THE ST. JOE COMPANY
AUDIT COMMITTEE CHARTER
      I. Composition of the Audit Committee: The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The St. Joe Company (the Company”) shall be comprised of three or more directors, each of whom shall satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc. and the Sarbanes-Oxley Act of 2002, together with the rules promulgated thereunder, as such requirements are interpreted by the Board in its business judgment. The Board shall also determine that each member is “financially literate”, that one member has “accounting or related financial management expertise”, and whether any member of the Committee is an “audit committee financial expert” as such qualifications are interpreted by the Board in its business judgment.
      The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board. The Board shall designate one member of the Committee as its Chairperson.
      No director may serve as a member of the Committee if he or she serves on the audit committees of more than 2 other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Company’s annual proxy statement. No member of the Committee may receive, directly or indirectly, any consulting, advisory or other fee from the Company other than directors’ fees which may be received in cash, stock options or other in-kind consideration ordinarily available to directors, a pension or other deferred compensation that is not contingent upon future service and any other regular benefits ordinarily available to directors.
      II. Purposes of the Committee: To fulfill responsibilities to the Company’s shareholders, potential shareholders and the investment community, the Committee will provide independent and objective oversight of the Company’s accounting functions and internal controls and will monitor the objectivity of the Company’s financial statements.
      The Committee will assist Board oversight of:

1. The integrity of the Company’s financial statements.

2. The Company’s compliance with legal and regulatory requirements.

3. The independent accountant’s qualifications and independence.

4. The performance of the Company’s internal audit function and independent accountants.
In addition, the Committee will prepare all the Committee reports required under the law and will provide an open avenue of communication between the Company’s financial management, accounting staff, independent accountants, and the Board.
      III. Meetings of the Committee: The Committee shall meet at least four times a year, with authority to convene additional meetings as circumstances require. The Committee may invite any officer or employee of the Company to attend meetings. Minutes will be prepared and the Committee will report to the Board the results of its meetings. The Company’s General Counsel, or in the absence of the General Counsel such person as may be designated by the Chairperson of the Committee, shall serve as Secretary to the Committee. Except as expressly provided in this Charter, the By-laws of the Company or the Company’s Corporate Governance Guidelines, or as required by law, regulation or New York Stock Exchange, Inc. listing standards, the Committee shall establish its own rules of procedure. The Committee should meet separately at least quarterly with management and the independent accountants to discuss any matters the Committee or any of these persons or firms believe should be discussed confidentially. The Committee shall meet in executive session at least quarterly.
      IV. Duties and Powers of the Committee: The function of the Committee is oversight. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
      The independent accountants for the Company are accountable to the Committee as representatives of the shareholders. The Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the independent accountants (including resolving differences between management and the independent accountants regarding financial reporting). The independent accountants shall report directly to the Committee.
      The independent accountants shall submit to the Committee annually a formal written statement of fees billed for each of the following categories of services rendered by the independent accountants:

1. The audit of the Company’s annual financial statements for the most recent fiscal year and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements.

2. Assurance and related services not included in (1) above that are reasonably related to the audit or review of the Company’s financial statements, in the aggregate and by each service.

3. Tax compliance, tax advice and tax planning services, in the aggregate and by each service.

4. All other services rendered by the independent accountants, in the aggregate and by each service.

      To fulfill its duties and responsibilities, the Committee will:

1. Pre-approve all audit and non-audit services to be provided by the independent accountants. The Committee may adopt appropriate procedures to delegate authority to pre-approve such services to one or more of its members.

2. Obtain and review, at least annually, a report from the independent accountants describing: the independent accountants’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues; and all relationships between the independent accountants and the Company, including the matters set forth in Independence Standards Board Standard No. 1. Discuss with the independent accountants any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the independent accountants.

3. Obtain from the independent accountants in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants, and any material communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

4. Review and evaluate the qualifications, performance and independence of the lead partner of the independent accountants.

5. Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

6. Take into account the opinions of management in assessing the independent accountants’ performance, qualifications and independence.

7. Advise management and the independent accountants that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices.

8. Consider any reports or communications and management’s responses thereto submitted to the Committee by the independent accountants required by or referred to in SAS 61 as codified by AU Section 380, as may be modified or supplemented, including reports and communications related to:

(i) deficiencies noted in any audit concerning the design or operation of internal controls;

(ii) consideration of fraud in a financial statement audit;

(iii) detection of illegal acts;

(iv) the independent accountants’ responsibility under generally accepted auditing standards;

(v) any restrictions on the scope of any audit;

(vi) significant accounting policies;

(vii) significant issues discussed with the national office regarding auditing or accounting issues presented by the engagement;

(viii) management judgments and accounting estimates;

(ix) any accounting adjustments arising from the audit;

(x) the responsibility of the independent accountants for other information in documents containing audited financial statements;

(xi) disagreements with management;

(xii) consultation by management with other accountants;

(xiii) major issues discussed with management prior to retention of the independent accountants;

(xiv) difficulties encountered with management in performing the audit;

(xv) the independent accountants’ judgments about the quality of the Company’s accounting principles; and

(xvi) reviews of interim financial information conducted by the outside auditors.

9. Meet with management and/or the independent accountants to;

(i) discuss the scope of the annual audit;

(ii) discuss the annual audited financial statements and quarterly financial statements;

(iii) discuss any significant matters arising from any audit, whether raised by management or the independent accountants, relating to the Company’s financial statements;

(iv) discuss any “management” or “internal control” letter issued or proposed to be issued by the independent accountants to the Company;

(v) discuss any difficulties the independent accountants encountered in the course of the audit engagement, including any restrictions on their activities or access to required information and of any significant disagreements with management;

(vi) review the form of opinion the outside auditors propose to render to the Board and shareholders;

(vii) discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent accountants or management; and

(viii) inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

10. Discuss with management the CEO’s and CFO’s evaluations of the Company’s disclosure controls and procedures.

11. Discuss with management and the independent accountants the Company’s policies with respect to risk assessment and risk management.

12. Obtain from the independent accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended.

13. Discuss with the Company’s General Counsel any significant legal matters that may have a material effect on the Company’s financial statements and the Company’s compliance policies, including material notices to or inquiries received from governmental agencies.

14. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, it being understood that such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and that the Committee need not discuss in advance each earnings release or each instance in which the Company gives earnings guidance.

15. Establish and oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Periodically with management and internal audit, review these procedures and any significant complaints received.

16. Set clear hiring policies for employees or former employees of the independent accountants.

17. Prepare any report or other disclosures, including any recommendations of the Committee, required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

18. Review this Charter at least annually and recommend any changes to the Board.

19. To report its actions to the Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

20. Conduct an annual performance evaluation of the Committee.
      V. Resources and Authority of the Committee: The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage special or independent counsel, accountants or other experts and advisors.

▼ FOLD AND DETACH HERE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ST. JOE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2005.

     The undersigned shareholder of The St. Joe Company (the “Company”), having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 12, 2005, hereby appoints Peter S. Rummell and Kevin M. Twomey, each acting singly, as Proxy with full power of substitution in each to represent the undersigned and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Tuesday, May 17, 2005, at 10:00 a.m. eastern daylight time, at 245 Riverside Avenue, Jacksonville, Florida 32202, or at any adjournment or postponement thereof, with authority to vote upon the matters set forth on this Proxy Card and with discretionary authority to vote upon such other matters as may be properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	ELECTION OF DIRECTORS — To elect the following nine persons to serve on the Board of Directors of the Company until the 2006 annual meeting and the election of their successors:

Name of Nominee:

	Michael L. Ainslie	Hugh M. Durden	Thomas A. Fanning	Adam W.Herbert, Jr.	Delores M. Kesler
	John S. Lord	Walter L. Revell	Peter S. Rummell	William H.Walton, III

☐	FOR all nominees listed above (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

(Instruction: To Withhold the authority to vote for any individual nominee, write the nominee(s) name(s) below.)

(continued on other side)

▼ FOLD AND DETACH HERE ▼

2.	RATIFICATION OF INDEPENDENT AUDITORS – To ratify the appointment of KPMG LLP as the independent auditors of the Company for the 2005 fiscal year.

☐  FOR          ☐  AGAINST          ☐  ABSTAIN

          THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THIS CARD.

Please mark, sign and date this Proxy and return promptly in the enclosed envelope.

Dated:	, 2005

(Signature)

(Signature)

(Please sign exactly as your name appears on shares. Joint owners should each sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.)